EXHIBIT 10.1

THIRD AMENDMENT TO
REVOLVING CREDIT AGREEMENT

                     THIRD AMENDMENT dated as of October 11, 2001 ("Third Amendment") among Sun Healthcare Group, Inc. ("SHG") and each of its Subsidiaries which are Borrowers under the Financing Agreement referred to below, debtors and debtors-in-possession (the "Borrowers"), the Lenders party hereto (each referred to as a "Lender" and collectively, the "Lenders"), The CIT Group/Business Credit, Inc., as Lenders' Agent (in such capacity, together with its successors in such capacity, the "Lenders' Agent") and Heller Healthcare Finance, Inc., as Collateral Agent (in such capacity, together with its successors in such capacity, the "Collateral Agent" and with the Lenders' Agent, the "Agents").

                     WHEREAS, the Borrowers, the Lenders and the Agents are parties to a Revolving Credit Agreement dated as of October 14, 1999 (the "Original Agreement"), as amended by the First Amendment dated as of September 21, 2000, and the Second Amendment dated as of April 20, 2001 (as so amended, the "Financing Agreement") (capitalized terms used and not otherwise defined in this Third Amendment, used herein with the meanings given to them in the Financing Agreement);

                     WHEREAS, on October 14, 1999, the Borrowers each filed a voluntary petition with the Bankruptcy Court initiating the Case and each has continued in the possession of its assets and in the management of its business pursuant to Sections 1107 and 1108 and the Bankruptcy Code;

                     WHEREAS, pursuant to a Motion dated October 14, 1999, the Borrowers requested entry of a First Day Order, Interim Order and a Final Order authorizing the Borrowers' entry into the Original Agreement and approving the terms of the Original Agreement;

                     WHEREAS, by Orders dated October 14 and 22, 1999 and November 12 and 29, 1999, the Bankruptcy Court gave first day, interim and final approval to the Original Agreement and authorized the Borrowers' entry into the Original Agreement;

                     WHEREAS, pursuant to the provisions of the Financing Agreement, the Maturity Date is the second anniversary of the Filing Date, which is October 14, 2001;

                     WHEREAS, the Borrowers have requested the Lenders and the Agents to agree to extend the Maturity Date to February 28, 2002;

                     WHEREAS, GMAC Commercial Credit LLC, a Lender ("GMAC"), will not agree to extend the Maturity Date and has instead decided not to continue as a Lender;

                     WHEREAS, the Lenders other than GMAC have decided to assume GMAC's share of the Commitment;

                     WHEREAS, the Agents, the Lenders (other than GMAC) and the Borrowers have agreed that from and after the Third Amendment Closing Date (as defined below), the Financing Agreement will be amended subject to and upon the terms and conditions set forth herein;

                      NOW, THEREFORE, the parties hereto have agreed as hereinafter set forth.

                          SECTION 1. Amendments to Financing Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 2, including, without limitation, the payment of the Third Amendment Fee (as defined below), the Financing Agreement is hereby amended as follows (but, in respect of the period ending on the Third Amendment Closing

Date (as defined below), without prejudice to the rights of the Lenders under the terms of the Financing Agreement as in effect prior to that date):

                (a) The definition of "Commitment" in Section 1.01 of the Financing Agreement is amended by replacement of the words "Annex A hereto" on line 2 thereof, with "Annex A to the Third Amendment to this Agreement."

                (b) The definition of "Maturity Date" in Section 1.01 of the Financing Agreement is amended by replacement of "the second anniversary of the Filing Date" with "February 28, 2002."

                (c) The definition of "Required Lenders" in Section 1.01 of the Financing Agreement is amended by replacement of "60%" on the second and third lines thereof with "70%".

                (d) The following definitions are added to Section 1.01 of the Financing Agreement in the proper alphabetical order:

"'Extension Fee' shall have the meaning set forth in Section 2.33."

"'Final Third Amendment Order' shall mean an order of the Bankruptcy Court (in substantially the form annexed to the Third Amendment as Exhibit A) approving on a final basis, and authorizing on a final basis the Borrowers' entry into, a Third Amendment to this Agreement, among other things, changing the Maturity Date to February 28, 2002."

"'Interim Third Amendment Order' shall mean an order of the Bankruptcy Court ( in substantially the form annexed to the Third Amendment as Exhibit B) approving on an interim basis, and authorizing on an interim basis the Borrowers' entry into, a Third Amendment to this Agreement, among other things, changing the Maturity Date to February 28, 2002."

                (e) Section 2.08 of the Financing Agreement is deleted in its entirety and replaced with the following:

     "SECTION 2.08. Interest on Loans. (a) Subject to the provisions of Section 2.09, interest shall accrue on the outstanding principal amount of each ABR Loan (from and including the date such Loan is made and to but excluding the date it is repaid in full or converted to a Eurodollar Loan) at a rate per annum equal to the sum of the Alternate Base Rate plus the applicable ABR Adjustment. This interest shall be computed on the basis of the actual number of days elapsed and a year of 360 days. For this purpose, 'ABR Adjustment' means one and one quarter percent (1.25%).

     (b) Subject to the provisions of Section 2.09, interest shall accrue on the outstanding principal amount of each Eurodollar Loan during each Interest Period applicable thereto (from and including the first day and to but excluding the last day thereof) at a rate per annum equal to the sum of the Adjusted LIBO Rate for such Interest Period in effect for the relevant Borrowing plus the applicable LIBO Rate Adjustment. This interest shall be computed on the basis of the actual number of days elapsed in the relevant Interest Period and a year of 360 days. For this purpose, 'LIBO Rate Adjustment' means three and three quarters percent (3.75%)."

                (f) Section 2.09 of the Financing Agreement is deleted in its entirety and replaced with the following:

"SECTION 2.09.  Default Interest.  If an Event of Default has occurred and is continuing, interest shall accrue on the principal amount of the Loans outstanding from time to time at the rate per annum provided for below in this Section for interest on amounts that have not been paid when due. Except as otherwise provided for below in this Section or elsewhere in this Agreement, such interest shall be payable on the Interest Payment Dates for the relevant Loans and shall be calculated as provided in the applicable subsection of Section 2.08. If any of the principal of or interest on any Loan or any other amount due hereunder from the Borrowers is not paid as and when due, whether at stated maturity, by acceleration or otherwise, interest shall, to the extent permitted by law, accrue on such amount, from and including its scheduled due date and to but excluding the day it is paid in full (both before and after judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the sum of the Alternate Base Rate plus three percent (3.00%). The Borrowers shall pay interest accruing pursuant to the preceding sentence daily and, to the extent permitted by applicable law, any such interest that is not paid on any day shall itself bear interest as provided herein."

                (g) The following provision is added as Section 2.33 of the Financing Agreement:

     "SECTION 2.33. Extension Fee. The Borrowers shall pay to Lenders' Agent for pro rata distribution by it to the Lenders in accordance with each Lender's Commitment a fee (the "Extension Fee") in the amount of $60,000 on the fifteenth (15th) day of each of November and December 2001 and January and February 2002. However, on the first day on which all of the following are true, the Borrowers shall automatically cease to be obligated to pay any installment of the Extension Fee scheduled to be due after that day: (a) the Termination Date shall have occurred, (b) the Total Commitment shall have been terminated, (c) all Loans have been repaid in full and (d) Borrowers shall have complied with Section 2.03(b) hereof with respect to all Letter of Credit Guaranties."

                (h) The following is added to Section 4.02 of the Financing Agreement as subsections (j) and (k) thereof:

     "(j) Interim Third Amendment Order. At the time of the making of any Loans on or after October 14, 2001 and/or at the time of the issuance of any Letter of Credit Guaranty on or after October 14, 2001, the Agents and the Lenders shall have received a certified copy (or such other evidence as is satisfactory to Lenders' Agent) of the Interim Third Amendment Order, which (i) as entered, shall be acceptable in form and substance to Lenders' Agent, (ii) shall have been entered not later than October 12, 2001, (iii) shall have been entered upon an application of the Borrowers satisfactory in form and substance to Lenders' Agent, (iv) shall be in full force and effect, and (v) shall not have been stayed, reversed, modified or amended in any respect and, if the Interim Third Amendment Order is the subject of a pending appeal in any respect, neither the making of such Loans nor the issuance of such Letter of Credit Guaranty nor the performance by any of the Borrowers of any of its respective Obligations hereunder or under the Loan Documents or under any other instrument or agreement referred to herein shall be the subject of a presently effective stay pending appeal."

     "(k) Final Third Amendment Order. At the time of the making of any Loans on or after October 26, 2001 and/or at the time or the issuance of any Letter of Credit Guaranty on or after October 26, 2001, the Agents and the Lenders shall have received a certified copy (or such other evidence as is satisfactory to Lenders' Agent) of the Final Third Amendment Order, which (i) as entered, shall be acceptable in form and substance to Lenders' Agent, (ii) shall have been entered not later than October 26, 2001, (iii) shall have been entered upon an application of the Borrowers satisfactory in form and substance to Lenders' Agent, (iv) shall be in full force and effect, and (v) shall not have been stayed, reversed, modified or amended in any respect and, if the Final Third Amendment Order is the subject of a pending appeal in any respect, neither the making of such Loans nor the issuance of such Letter of Credit Guaranty nor the performance by any of the Borrowers of any of its respective Obligations hereunder or under the Loan Documents or under any other instrument or agreement referred to herein shall be the subject of a presently effective stay pending appeal."

                (i) Sections 5.01(r) and (s) of the Financing Agreement are deleted in their entirety and replaced with the following:

     "(r) promptly and in any event within forty-five (45) days after the end of each calendar month, a report, executed by an officer of SHG, certifying compliance with sections 6.04, 6.05 and 6.14 of this Agreement for the period ending in such calendar month, and setting forth a reconciliation of EBITDA as defined hereunder with EBITDA as defined by GAAP on a monthly and year-to-date basis.

      (s) promptly and in any event within ten (10) days after the end of each calendar month, a report, executed by an officer of SHG, detailing SHG's progress (i) in divesting assets identified for sale or divestiture, (ii) in selling its headquarters building located at 101 Sun Avenue, NE, Albuquerque, New Mexico, and (iii) in selling its ancillary businesses."

                (j) The following provision is added as Section 5.16 of the Financing Agreement:

     "SECTION 5.16. Plan of Reorganization and Disclosure Statement. On or before November 15, 2001, the Borrowers shall file with the Bankruptcy Court (a) a proposed Plan of Reorganization which Borrowers believe in good faith to have a reasonable likelihood of being confirmed on or before February 28, 2002, and (b) a proposed Disclosure Statement related to such Plan of Reorganization. At all times thereafter, Borrowers shall actively seek the prompt approval of the Disclosure Statement and the prompt confirmation of the Plan of Reorganization."

                (k) Section 6.05 of the Financing Agreement is deleted in its entirety and replaced with the following:

     "SECTION 6.05. EBITDA. Permit cumulative EBITDA for the period of six months ending on the last day of any of the months specified below to be less than the amount specified opposite such month:
Month	EBITDA
August 2001	$30,300,000
September 2001	27,900,000
October 2001	30,800,000
November 2001	31,500,000
December 2001	32,700,000
January 2002	32,100,000
February 2002	29,500,000	"

                (l) Section 6.15 of the Financing Agreement is deleted in its entirety and replaced with the following:

     "SECTION 6.15. Minimum Credit Availability. Permit Credit Availability at any time to be less than the greater of (a) $15,000,000 and (b) if Borrowers' interest in Careerstaff Unlimited and/or Careerstaff Management is disposed of, the sum of (1) the minimum Credit Availability required under this provision immediately prior to such disposition plus (2) fifty percent (50%) of the net proceeds (calculated as the net cash proceeds received by the Borrowers from such transaction minus the amount, if any, in the reduction of the Borrowing Base as a result of such transaction) received from the sale or other disposition of the Borrowers' interest in Careerstaff Unlimited and/or Careerstaff Management."

                (m) Section 7.01(c) of the Financing Agreement is amended by replacement of "or 5.12" on the last line thereof with "5.12, or 5.16".

                          SECTION 2. Conditions to Effectiveness. This Third Amendment and the amendments provided for in Section 1 above shall become effective as of the date on which each of the following conditions has been fulfilled (the "Third Amendment Closing Date") provided that they are all fulfilled on or before October 12, 2001:

                (a) Interim Third Amendment Order. Lenders' Agent shall have received a certified copy (or such other evidence as is satisfactory to it) of the Interim Third Amendment Order, (i) authorizing the Borrowers to enter into, and approving, this Third Amendment on an interim basis, (ii) providing for the payment of fees and expenses contemplated herein as and when contemplated herein and (iii) providing that upon the payment to GMAC of the amounts required by Section 2(f) of this Third Amendment, GMAC shall have no claims against, and its acceptance of such payment shall be deemed to be a release of, the Agents, the Lenders and the Borrowers in respect of GMAC's prior status as a Lender under the Financing Agreement and the other Loan Documents.

                (b) Third Amendment. The Borrowers, each of the Lenders, the Lenders' Agent and the Collateral Agent shall each have executed and delivered this Third Amendment.

                (c) Fees and Expenses. On the Third Amendment Closing Date, the Borrowers shall, with the approval of the Bankruptcy Court (such approval to be evidenced by the entry of the Interim Third Amendment Order), have (i) reimbursed the Lenders and Lenders' Agent for all out-of-pocket expenses for which a request for payment shall have been made pursuant to section 10.05 of the Financing Agreement on or prior to the Third Amendment Closing Date and (ii)  paid to Lenders' Agent, for pro rata distribution by it to the Lenders in accordance with each Lender's Commitment, a fee in the amount of $400,000 in respect of the Lenders' entry into this Third Amendment (the "Third Amendment Fee").

                (d) Officer's Certificate. The following statements shall be true on the Third Amendment Closing Date, and Lenders' Agent shall have received a certificate signed by a duly authorized officer of the Borrowers dated the Third Amendment Closing Date stating that, after giving effect to this Third Amendment and the transactions contemplated hereby:

                (i) The representations and warranties contained in the Financing Agreement are true and correct on and as of the date of such certificate as though made on and as of such date; and

                (ii) No Default or Event of Default has occurred and is continuing on the date of such certificate.

                (e) Other Documents. Lenders' Agent shall have received such other approvals, opinions or documents as Lenders' Agent may reasonably request.

                (f) Payment to GMAC. Lenders' Agent and each of the Lenders shall be satisfied as to the completion of all actions necessary for (1) the redistribution among the Lenders other than GMAC of GMAC's pro rata share of the Loans and Letter of Credit Guaranty Outstandings which are outstanding as of October 14, 2001 in accordance with the amended Commitment for each continuing Lender set forth on Annex A hereto, and (2) payment to GMAC of the amounts due to it in connection with that redistribution.

                          SECTION 3. Reference to and Effect on the Loan Documents. Upon the effectiveness of this Third Amendment, on and after the date hereof each reference in the Financing Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference in the other Loan Documents to the Financing Agreement, shall mean and be a reference to the Financing Agreement as amended hereby.

                          SECTION 4. No Waiver. Except to the extent specifically set forth in this Third Amendment, the execution, delivery and effectiveness of this Third Amendment shall not operate as a waiver of any right, power or remedy of the Lenders or the Agents under any of the Loan Documents, nor shall any of them constitute a waiver of any provision of any of the Loan Documents, and, except as expressly amended herein, the Financing Agreement and each other Loan Document shall remain in full force and effect and are hereby ratified and confirmed. Time and strict performance are of the essence with respect to agreements and conditions set forth herein.

                          SECTION 5. Representations and Warranties. To induce the Lenders and Agents to execute this Third Amendment, each of the Borrowers hereby represents and warrants to the Lenders and the Agents that all representations and warranties contained in the Financing Agreement and each other Loan Document are true and correct as of the date hereof as if made on the date hereof and there is no continuing Default or Event of Default as of the date hereof.

                          SECTION 6. Expenses. The Borrowers agree and acknowledge that their obligations set forth in Section 10.05 of the Financing Agreement relating to fees and expenses, including the fees and expenses of legal counsel, shall extend to the preparation, execution and delivery of this Third Amendment and all matters relating to the Third Amendment Closing Date, the Bankruptcy Court order referred to herein and the documents referred to in Section 2(e).

                          SECTION 7. Related Document. This Third Amendment is executed pursuant to the Financing Agreement, is a Loan Document for all purposes thereof and shall be construed, administered and applied in accordance with all of the terms and provisions of the Financing Agreement. Any breach of any representation or warranty contained in this Third Amendment shall be deemed to be an Event of Default for all purposes of the Financing Agreement.

                          SECTION 8. Further Assurances. Each of the Borrowers shall take any action that from time to time may be reasonably necessary to give effect to the amendments contemplated herein.

                          SECTION 9. Governing Law. The validity, interpretation and enforcement of this Third Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

                          SECTION 10. Headings. Section headings in this Third Amendment are included herein for convenience of reference only and shall not constitute a part of this Third Amendment for any other purpose.

                          SECTION 11. Counterparts. This Third Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Third Amendment by signing any such counterpart. Facsimile signatures on this Third Amendment shall be treated for all purposes as binding on the relevant signatory to the same extent as an original signature. If a party delivers an executed counterpart of this Third Amendment or any other document to be delivered by it hereunder by facsimile, such party shall promptly thereafter deliver original executed counterparts by overnight courier.

                          IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the day and year first above written.

SUN HEALTHCARE GROUP, INC.,

For itself and each of the Borrowers

By: /s/ Robert K. Schneider
     Name:  Robert K. Schneider
     Title:  Vice President & Treasurer

THE CIT GROUP/BUSINESS CREDIT, INC.,

Individually and as Lenders' Agent

By: /s/  Renee M. Singer
     Name:  Renee M. Singer
     Title:  Vice President

HELLER HEALTHCARE FINANCE, INC.,

Individually and as Collateral Agent

By: /s/  J. Anthony Romero
     Name:  J. Anthony Romero
     Title:  Vice President

CITICORP USA, INC.

By: /s/  Janet J. McCarthy
     Name:  Janet J. McCarthy
     Title:  Vice President

LaSALLE BUSINESS CREDIT INC.

By: /s/  Robert Corsentino
     Name:  Robert Corsentino
     Title:  Senior Vice President

ANNEX A

COMMITMENT AMOUNTS

THE CIT GROUP/BUSINESS CREDIT, INC.	$56,875,000

HELLER HEALTHCARE FINANCE, INC.	$45,000,000

CITICORP USA, INC.	$26,250,000

LaSALLE BUSINESS CREDIT INC.	$21,875,000

TOTAL:	$150,000,000